Exhibit 99.1

August 4, 2014

NORTHWEST PIPE REPORTS SECOND QUARTER 2014 RESULTS

AND ANNOUNCES CONFERENCE CALL

Vancouver, WA, August 4, 2014. Northwest Pipe Company (NASDAQ: NWPX) today announced its financial results for the quarter ended June 30, 2014. The Company will broadcast its second quarter 2014 earnings conference call on Tuesday, August 5, 2014, at 8:00 am PDT.

Second Quarter 2014 Results

Net sales from continuing operations for the quarter ended June 30, 2014 increased 16.0% to $102.0 million compared to $87.9 million for the quarter ended June 30, 2013. Gross profit was $11.3 million (11.1% of net sales from continuing operations) in the second quarter of 2014, a decrease from $15.2 million (17.3% of net sales from continuing operations) in the second quarter of 2013. Income from continuing operations for the second quarter of 2014 was $3.2 million or $0.33 per diluted share compared to income from continuing operations of $5.5 million or $0.59 per diluted share for the second quarter of 2013.

Water Transmission sales increased 7.0% to $62.2 million in the second quarter of 2014 from $58.1 million in the second quarter of 2013. The increase in net sales was due to higher volumes primarily attributed to the Integrated Pipeline (“IPL”) Project, which started production in mid-May. Water Transmission gross profit decreased to $11.5 million (18.5% of segment net sales) in the second quarter of 2014 from $12.1 million (20.9% of segment net sales) in the same quarter of 2013. Water Transmission gross profit decreased in total and as a percent of net sales due to the mix of projects as compared to the same period a year ago. In addition, increased competition has compressed margins on projects that were produced in the second quarter and bid during the recent Water Transmission market slowdown.

Tubular Products sales from continuing operations increased 33.5% to $39.8 million in the second quarter of 2014 from $29.8 million in the second quarter of 2013, driven by a 37% increase in tons sold partially offset by a 3% decrease in sales prices. Sales volumes increased from 29,800 tons in the second quarter of 2013 to 40,900 tons in the second quarter of 2014. Tubular Products gross profit from continuing operations decreased by 105.6% to a $0.2 million gross loss (negative 0.4% of segment net sales from continuing operations) in the second quarter of 2014 from $3.1 million gross profit (10.4% of segment net sales from continuing operations) in the second quarter of 2013. Gross profit was negatively impacted by higher steel costs in relation to the lower sales prices coupled with a $1.6 million lower of cost or market adjustment in the second quarter.

As of June 30, 2014, the backlog of orders in the Water Transmission segment was approximately $143 million compared to a backlog of orders of $115 million as of June 30, 2013. The backlog includes confirmed orders, including the balance of projects in process, and projects for which the Company has been notified that it was the successful bidder even though a binding agreement has not been executed.

Outlook

The Company’s financial performance is expected to improve in the third quarter with the higher levels of production in the Water Transmission segment. “The IPL and other projects are expected to push third quarter Water Transmission margins into the high teens,” said Scott Montross, President and Chief Executive Officer of the Company. “We have recently completed the modernization project at our Atchison facility and are seeing improving volumes and enhanced product mix, but high levels of imports continue to have a negative impact on the line pipe market. In the near term we expect margins in the low single digits for the Tubular Products segment.”

Conference Call

The Company will hold its second quarter 2014 earnings conference call on Tuesday, August 5, 2014 at 8:00 am PDT. The live call can be accessed by dialing 1-888-810-4934 passcode NWPIPE. For those unable to attend the live call, a replay will be available approximately one hour after the event and will remain available until Friday, September 5, 2014 by dialing 1-800-337-6558 passcode 6301.

About Northwest Pipe Company

Northwest Pipe Company is a leading manufacturer of welded steel pipe and tube products. The Tubular Products Group operates a state of the art electric resistance weld mill facility. The Tubular Products portfolio serves a wide-range of markets and its quality certified pipe and tube products are good for applications including: oil and gas, structural industrial, fire protection, low pressure and agricultural. The Water Transmission Group is the largest manufacturer of engineered steel pipe water systems in North America. With eight Water Transmission manufacturing facilities, the Group is positioned to meet North America’s growing needs for water and wastewater infrastructure. The Water Transmission Group serves a wide-range of markets and their solution-based products are a perfect fit for applications including: water transmission, plant piping, energy, tunnels, river crossings, structural, industrial and construction. The Company is headquartered in Vancouver, Washington and has manufacturing facilities in the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking” statements within the meaning of the Securities Litigation Reform Act of 1995 and Section 21E of the Exchange Act that are based on current expectations, estimates and projections about our business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2013 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

CONTACT:	Robin Gantt, Chief Financial Officer
360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales:
Water Transmission	$62,205	$58,148	$105,204	$136,761
Tubular Products	39,783	29,794	79,431	58,516

Net sales	101,988	87,942	184,635	195,277

Cost of sales:
Water Transmission	50,714	46,023	92,045	104,766
Tubular Products	39,957	26,709	76,959	52,382

Total cost of sales	90,671	72,732	169,004	157,148

Gross profit (loss):
Water Transmission	11,491	12,125	13,159	31,995
Tubular Products	(174)	3,085	2,472	6,134

Total gross profit	11,317	15,210	15,631	38,129

Selling, general and administrative expense	5,918	5,941	11,358	11,971

Operating income (loss)
Water Transmission	9,543	10,499	9,244	28,532
Tubular Products	(589)	2,774	1,705	5,509
Corporate	(3,555)	(4,004)	(6,676)	(7,883)

Operating income	5,399	9,269	4,273	26,158

Other income (expense)	26	4	(37)	(37)
Interest income	82	60	163	243
Interest expense	569	867	1,339	1,824

Income before income taxes from continuing operations	4,938	8,466	3,060	24,540
Income tax expense	1,756	2,919	1,089	8,017

Income from continuing operations	3,182	5,547	1,971	16,523
Income (loss) from discontinued operations	10	14	(10,883)	(1,456)

Net income (loss)	$3,192	$5,561	$(8,912)	$15,067

Basic earnings (loss) per share
Continuing operations	$0.34	$0.59	$0.21	$1.75
Discontinued operations	—	—	(1.15)	(0.15)

Total	$0.34	$0.59	$(0.94)	$1.60

Diluted earnings (loss) per share
Continuing operations	$0.33	$0.59	$0.21	$1.74
Discontinued operations	—	—	(1.14)	(0.15)

Total	$0.33	$0.59	$(0.93)	$1.59

Shares used in per share calculations:
Basic	9,513	9,443	9,510	9,440

Diluted	9,605	9,481	9,596	9,474

NORTHWEST PIPE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	June 30, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$75	$588
Trade and other receivables, net	47,560	72,470
Costs and estimated earnings in excess of billings on uncompleted contracts	49,466	50,468
Inventories	64,068	110,392
Other current assets	18,342	9,662

Total current assets	179,511	243,580
Property and equipment, net	134,235	143,061
Other assets	42,074	46,818

Total assets	$355,820	$433,459

Liabilities:
Current maturities of long-term debt	$974	$7,930
Accounts payable	16,638	21,731
Accrued liabilities	10,410	15,194
Billings in excess of cost and estimated earnings on uncompleted contracts	5,371	3,368

Total current liabilities	33,393	48,223
Note payable to financial institution	39,924	87,919
Other long-term debt, less current maturities	1,105	6,322
Other long-term liabilities	28,447	29,145

Total liabilities	102,869	171,609

Stockholders’ equity	252,951	261,850

Total liabilities and stockholders’ equity	$355,820	$433,459